FILED PURSUANT TO RULE 424(b)(3) SEC FILE NO. 333-70678

PROSPECTUS SUPPLEMENT No. 3
(To Prospectus dated October 12, 2001)
DATED OCTOBER 8, 2002

6,661,275 Common Shares

        This prospectus supplement relates to the offer and sale from time to time by the selling shareholders of our common stock issuable upon the redemption of units of limited partnership interest in Duke Realty Limited Partnership, if and to the extent that such selling shareholders redeem their units and we elect to issue shares of common stock in exchange for these units.

        This prospectus supplement amends and supplements, and should be read in conjunction with, the prospectus dated October 12, 2001 and prospectus supplement No. 1 dated January 11, 2002 and prospectus supplement No. 2 dated February 7, 2002, all of which are to be delivered with this prospectus supplement.

        The Selling Shareholder table, appearing under the heading "Selling Shareholders" in the accompanying prospectus, is amended and supplemented by the information in the table below.

Name	Number of Common Shares Offered Hereby
Charbonneau, Linda W. (1)	28,818
Joanne L. Lewandowski Living Trust (2)	15,076
Rodgers, Susan M. (3)	3,017
Lauren Nicole Zavitz Irrevocable Trust U/A (4)	2,392
Zavitz, Sarah E. (5)	3,017
The Edwards Foundation (6)	5,000
Johnson, Robert H. (7)	388,148
Eckhoff Family Irrevocable Trust (8)	2,174
Scannell, Robert J. (9)	52,146

(1)
The units pursuant to which 12,500 of the shares may be issued were acquired by a transfer from George Charbonneau to the named individual.

(2)
The units pursuant to which these shares may be issued were acquired by a transfer from Joanne L. Lewandowski to the named entity.

(3)
The units pursuant to which 375 of the shares may be issued were acquired by a transfer from Charles E. Rodgers to the named individual.

(4)
The units pursuant to which these shares may be issued were acquired by a transfer from the following individuals to the named entity:

Lauren Nicole Zavitz	2,192
Charles E. Rodgers	200

Total	2,392
(5)
The units pursuant to which 375 of the shares may be issued were acquired by a transfer from Charles E. Rodgers to the named individual.

(6)
The units pursuant to which these shares may be issued were acquired by a transfer from Multicon Builders, Inc. to the named entity.

(7)
The units pursuant to which these shares may be issued are pledged to Merrill Lynch Bank USA and/or Merrill Lynch Private Finance, Inc. who may also be selling shareholders with respect to such shares.

(8)
The units pursuant to which these shares may be issued were acquired by a transfer from James D. Eckhoff to the named entity.

(9)
The units pursuant to which these shares may be issued are pledged to KeyBank National Association who may also be a selling shareholder with respect to such shares.